Exhibit 10.2
SYNERGETICS USA, INC.
2005 NON-EMPLOYEE
DIRECTORS’ STOCK OPTION PLAN AGREEMENT
     NONSTATUTORY STOCK OPTION PLAN AGREEMENT (“Agreement”) dated ___, 200___ between Synergetics USA, Inc., a Delaware corporation (the “Company”), and ________________________________________________ a non-employee director of the Company (the “Optionee”).
     The 2005 Non-Employee Directors’ Stock Option Plan of Synergetics USA, Inc., as amended (the “Plan”) is administered by the stock option committee appointed by the board of directors (the “Committee”). The Committee has determined that the objectives of the Plan will be furthered by granting to the Optionee an Option pursuant to the Plan.
     In consideration of the foregoing and of the mutual undertakings set forth in this Agreement, the Company and the Optionee agree as follows:
Section 1. Terms of Plan to Control
     This Agreement is subject to all the terms and conditions of the Plan, a copy of which is attached hereto as Exhibit A. The capitalized terms used in this Agreement and not defined herein shall have the meanings as defined in the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.
Section 2. Grant of Option
     2.1 The Company hereby grants to the Optionee an Option to purchase ___ shares of common stock of the Company (“Share(s)”), at a purchase price of $     per Share.
     2.2 The Option granted hereby is intended to be a nonstatutory stock option that is not an incentive stock option as defined in Section 422 of the Internal Revenue Code.
Section 3. Exercisability
     3.1 The Option shall vest on the date hereof.
     3.2 The Option shall expire and cease to be exercisable on the earliest to occur of (a) two (2) years after the date that the Optionee ceases to be a Director regardless of the reason therefor, other than as a result of such termination by death of the Optionee; or (b) the tenth (10th) anniversary of the date of this Agreement.
Section 4. Exercise of Options
     Options may be exercised at any time after the date hereof until the Option expires pursuant to Section 3. An Option shall be deemed exercised when (a) the Company has received written notice of such exercise in accordance with the terms of this Agreement, (b) full payment of the aggregate Option price of the Shares as to which the Option is exercised has been made, and (c) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee’s payment to the Company of the amount, if any, that the Committee determines to be necessary for the Company to withhold in accordance with applicable federal or state income tax withholding requirements. Pursuant to procedures approved by the Committee from time to time, tax withholding requirements may be met by withholding Shares otherwise deliverable to the Optionee upon the exercise of an Option if the Optionee so elects. The Option price of any Shares purchased hereby shall be paid solely in (v) cash, (w) by certified or cashier’s check, (x) by money order, (y) with Shares, if permitted by the Committee in its sole discretion on a case by case basis, or (z) by a combination of the above; provided, however, that the Committee in its sole discretion may, at the time of exercise, accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Shares are received by the Company.
Section 5. Issuance of Shares
     5.1 No person shall be, or have any of the rights or privileges of, a stockholder of the Company with respect to any of the Shares subject to an Option unless and until certificates representing such Shares shall have been issued and delivered to such person. Except for adjustments made pursuant to Section 9, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.
     5.2 As a condition of any transfer of the certificate for Shares, Optionee agrees to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.
Section 6. Transferability of Options
     The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and that, so long as an Optionee lives, only such Optionee or Optionee’s guardian or legal representative shall have the right to exercise the related Option [THE FOLLOWING IS OPTIONAL ; provided however, that the Options granted to or held by an Eligible Person may be transferred, in whole or in part, to one or more transferees and exercised by any such transferee, provided further that: (a) any such transfer must be without consideration; (b) each transferee must be a member of such Eligible Person’s “immediate family” (as defined below) or a trust, family limited partnership or other estate planning vehicle established for the exclusive benefit of one or more members of the Eligible Person’s immediate family; and (c) such transfer is specifically approved by the Committee following the receipt of a written request for approval of the transfer. In the event an Option is transferred as contemplated in this Section, such transfer shall become effective when approved by the Committee and such Option may not be subsequent transferred by the transferee other than by will or the laws of descent and distribution. Any transferred Option shall continue to be governed by and subject to the term and conditions of this Plan and the this Option Agreement, and the transferee shall be entitled to the same rights as the Eligible Person as if no transfer had taken place. As used in this Section, “immediate family” shall mean, with respect to any person, any spouse, child, stepchild or grandchild, and shall included relationships arising from legal adoption].
Section 7. Withholding Taxes
     Whenever Shares are to be delivered upon exercise of an Option, the Company may require, in its sole discretion, as a condition of delivery, that the Optionee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto; provided, that in lieu of or in addition to the foregoing, the Company may withhold such sums from compensation otherwise due to the Optionee.
Section 8. Requirement of Notification on Section 83(b) Election
     If the Optionee shall, in connection with the exercise of an Option, make the election permitted under Section 83(b) of the Code (i.e., an election to include in Optionee’s gross income in the year of transfer the amounts specified in section 83(b) of the Code), Optionee shall (a) make such election in a manner that is satisfactory to the Committee, (b) provide the Company with a copy of such election, (c) agree to promptly notify the Company if any Internal Revenue Service or state tax agent, on audit or otherwise, questions the validity or correctness of such election or of the amount of income reportable on account of such election, and (d) agree to such withholding as the Committee may reasonably require in its sole and absolute discretion.
Section 9. Adjustments of Shares
     9.1 If at any time while the Plan is in effect or unexercised Options are outstanding pursuant to this Agreement, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event an appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option pursuant to this Agreement, so that the same proportion of the Company’s issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.
     9.2 In addition, the Committee shall make such adjustments in the Option price and the number of shares covered by outstanding Options that are required to prevent dilution or enlargement of the rights of the Optionee that would otherwise result from any reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, issuance of rights, spin-off or any other change in capital structure of the Company.
     9.3 Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

     9.4 Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (a) any or all adjustments recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business; (b) any merger or consolidation of the Company; (c) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (d) the dissolution or liquidation of the Company; (e) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (f) any other corporate act or proceeding, whether of a similar character or otherwise.
Section 10. Right of Discharged Reserved
     Nothing in the Plan or in this Agreement shall confer upon the Optionee the right to continue in the service of the Company or any of its Subsidiaries, or affect any right which the Company or any of its Subsidiaries may have to terminate the service of the Optionee.
Section 11. Nature of Payments
     11.1 Any and all grants of Options and issuances of Shares hereunder shall be in consideration of services performed by the Optionee for the Company or for its Subsidiaries.
     11.2 Any and all issuances of Shares hereunder shall constitute a special incentive payment to the Optionee. Such issuances shall not be taken into account in computing the amount of salary or compensation of the Optionee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance, disability or other benefit plan of the Company or any Subsidiary or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Optionee, on the other hand, except as the Plan or this Agreement shall otherwise expressly provide.
Section 12. Committee Determinations
     The Committee’s determinations under the Plan and this Agreement need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). All decisions, interpretations and determinations by the Committee with regard to any question or matter arising hereunder or under the Plan shall be conclusive and binding upon the Company and the Optionee.
Section 13. Section Headings
     The Section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of said sections.
Section 14. Notices
     Any notice to be given to the Company or the Committee hereunder shall be in writing and shall be addressed to the Secretary of the Company, at Synergetics USA, Inc., 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, or at such other address as the Company may hereafter designate to the Optionee by notice as provided herein. Any notice to be given to the

Optionee hereunder shall be addressed to the Optionee at the address set forth beneath Optionee’s signature hereto, or at such other address as the Optionee may hereafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive the same.
Section 15. Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and the heirs and personal representatives of the Optionee.
Section 16. Other Payments or Awards
     Nothing contained in this Agreement shall be deemed in any way to limit or restrict the Company or any Subsidiary from making any award or payment to the Optionee under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SYNERGETIC USA, INC.	OPTIONEE

By:

Name:

Its:

ADDRESS

Exhibit A